VERMONT FINANCIAL SERVICES CORP.
                              100 Main Street
                           Brattleboro, VT  05301

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       To Be Held on August 31, 1994

To the Shareholders of Vermont Financial Services Corp.:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of VERMONT FINANCIAL SERVICES CORP., (the "Company") will be held at The Holiday Inn, Rutland, Vermont, on August 31, 1994, at 10:00 a.m. (the "Meeting") for the purpose of considering and voting upon the following matters:

   1. To elect Zane V. Akins, Charles A. Cairns, Beverly G. Davidson, John D. Hashagen, Jr. and Kimball E. Mann as members of Class I of the Board of Directors, each to hold office for a three-year term or until his successor is elected and qualified.

   2. To ratify and approve the Vermont Financial Services Corp. 1994 Stock Option Plan.

   3. To act on whatever other business may properly be brought before the Meeting or any adjournment thereof.

   The Board of Directors has fixed the close of business July 8, 1994 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the Meeting or any adjournment thereof. The By-Laws require that the holders of a majority in interest of all of the common stock outstanding and entitled to vote be present in person or represented by proxy at the Meeting in order
to constitute a quorum for the transaction of business.   Shares of
Company Common Stock which are present in person or by proxy but abstain from voting at the Meeting will be included for purposes of determining a quorum at the Meeting. A list of Company stockholders entitled to vote at the Meeting will be available for examination for any purpose germane to the Meeting, during ordinary business hours, at the offices of the Company located at West Street, Rutland, Vermont 05701, for 10 days prior to the Meeting.

   If you are able to attend the Meeting, we would be delighted to have you join us for a continental Breakfast in the Ballroom at 9:00 a.m. So that proper arrangements can be made, please indicate your attendance on the back of your proxy.


                                        By Order of the Board of Directors



                                        Richard O. Madden, Secretary

Brattleboro, Vermont
July 19, 1994

          WE URGE YOU TO COMPLETE, DATE, SIGN AND RETURN IN THE ENVELOPE PROVIDED THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON BY BALLOT.

                              PROXY STATEMENT

                        VERMONT FINANCIAL SERVICES CORP.

                                 100 MAIN STREET

                        BRATTLEBORO, VERMONT  05301

                       ANNUAL MEETING OF SHAREHOLDERS
                       To Be Held on August 31, 1994

          Accompanying this Proxy Statement is a Notice of the Annual Meet-ing of Shareholders (the "Meeting") of Vermont Financial Services Corp. (the "Company") to be held at The Holiday Inn, Rutland, Vermont, on August 31, 1994, at 10:00 a.m. Shareholders of record at the close of business on July 8, 1994 will be entitled to vote at the Meeting.

                            GENERAL INFORMATION

          Proxies in the form enclosed are solicited by the Board of Direc-tors of the Company. Any such proxy, if properly executed and received in time for voting and not revoked, will be voted at the Meeting in accordance with the instructions of the shareholder indicated thereon. If no instruc-tions are given on the proxy, an executed proxy will be voted FOR the elec-tion of the five nominees named under the caption "Election of Directors for Class I" below and for the ratification and approval of Vermont Finan-cial Services Corp. 1994 Stock Option Plan described under the caption "1994 Stock Option Plan" below.

          Management knows of no other matters to presented at the Meeting, but if other matters are properly presented, the persons named in the proxy and acting thereunder will vote or refrain from voting in accordance with their best judgment pursuant to the discretionary authority conferred by the proxy.

          The Proxy Statement and the accompanying form of proxy are being first mailed or given to holders of the common stock, $1.00 par value, of the Company (the "Common Stock") on or about July 19, 1994.

          A proxy may be revoked at any time prior to its exercise (1) by filing, at the principal office of the Company, a written notice revoking such proxy, or a duly executed proxy bearing a later date, or (2) in open meeting prior to the taking of a vote. Any shareholder of the Company en-titled to vote at the Meeting may attend the Meeting and vote in person on any matter presented for a vote to the shareholders of the Company at such meeting, whether or not such shareholder has previously given a proxy. If a shareholder attends the Meeting and wishes to vote in person, but has previously submitted his proxy, he or she must revoke or withdraw such pro-xy before voting in person.

          The Company maintains its principal executive offices at 100 Main Street, Brattleboro, Vermont 05301, and its telephone number is 802/257-7151. The Company is the owner of 100% of the outstanding capital stock, of Vermont National Bank ("VNB") headquartered in Brattleboro, Ver-mont and United Savings Bank ("USB") headquartered in Greenfield, Massachu-setts.

                             VOTING SECURITIES

          As of July 8, 1994, the Company had 20,000,000 shares of Common Stock authorized and 4,659,547* shares outstanding and entitled to vote. In addition, there are 5,000,000 shares of Preferred Stock authorized, none of which is outstanding. Each share of Common Stock entitles the holder thereof to one vote on the matters to be voted upon at the meeting, with all shareholders voting as one class.

          * Includes 115,800 shares which may not be outstanding if shareholders of West Mass Bankshares, Inc., "West Mass" who have exercised "dissenter" rights demand to receive cash for the fair value of those shares for which such shareholder exercised dissenter rights.

          As of July 8, 1994 the following beneficial owners were known to control five percent or more of the outstanding shares of Common Stock, $1 par value, of the Company. The information below was taken from form
Schedule 13Gs filed as of December 31, 1993 with the Securities and Ex-change Commission.
                                              Amount of
                                              Beneficial  Percent
Name and Address                              Ownership   of Class

David L. Babson & Company, Inc. . . . . . .   239,600         5.3%  (1)
One Memorial Drive
Cambridge, MA  02142-1300

UBS Asset Management . . . . . . . . . . .    267,300         5.9%  (2)
1211 Avenue of the Americas
New York, NY 10036-8796

Vermont National Bank . . . . . . . . . . .   274,002         6.0%  (3)
Trust Department
100 Main Street
Brattleboro, VT  05301

(1) Includes sole voting power for 216,200 shares, shared voting pow-er for 23,400 shares and sole dispositive power for 239,600 shares.

(2) Includes sole voting power for 236,100 shares and sale disposi-tive power for 267,300 shares.

(3) Includes sole voting power for 30,185 shares, shared voting power for 243,817 shares, sole dispositive power for 157,632 shares and shared dispositive power for 116,370 shares.

                                 PROPOSAL 1

                     ELECTION OF DIRECTORS FOR CLASS I

          The Board of Directors of the Company consists of fifteen Direc-torships, divided into three classes. The terms of office of the Directors in Class I expire in 1994. The terms of the Directors in Class II expire in 1995, and Class III in 1996. The nominees for Class I, for election for terms to expire at the Company's 1997 Annual Meeting or until their succes-sors are elected and qualified, are as follows: Zane V. Akins , Charles A. Cairns, Beverly G. Davidson, John D. Hashagen, Jr. and Kimball E. Mann.

          As currently constituted, each of Classes I, II and III presently has five directors.

          Although all nominees have agreed to serve if elected, if, at the time of the Meeting, any of the nominees should be unable to serve or should decline to serve, the discretionary authority provided in the proxy may be exercised by the proxies named therein to vote for a substitute or substitutes designated by the Board of Directors of the Company.

          A majority of the shares of Common Stock of the Company, issued and outstanding, and entitled to vote at the Meeting, is necessary to con-stitute a quorum for the transaction of business. Shares of Company Common Stock which are present in person or by proxy but abstain from voting at the Meeting will be included for purposes of determining a quorum at the Meeting. The vote of a majority of the quorum, represented in person or by proxy at the Meeting, is necessary to elect the five nominees for Class I named above. There is no cumulative voting in elections of directors of the Company. The Board of Directors of the Company recommends that you vote "FOR" the election of these five directors.

                                 PROPOSAL 2

                           1994 STOCK OPTION PLAN

          In July 1994, the Board adopted, subject to shareholder ratifica-tion and approval, the Vermont Financial Services Corp. 1994 Stock Option Plan (the "1994 Plan"). The 1994 Plan is intended to permit the Company, in its discretion, through its compensation Committee, to grant either in-centive stock options under the Internal Revenue Code of 1986, as amended, or options which are not subject to any special tax treatment. If ratified and approved by the shareholders, the 1994 Plan provides eligible partici-pants (described below) with the opportunity to be awarded options to pur-chase Common Stock of the Company. The 1994 Plan is intended as an employ-ment incentive to encourage stock ownership and to participate in the future growth of the Company during the term of the 1994 Plan.

Shares Reserved for the 1994 Plan

          The total number of shares of Common Stock which may be subject to the granting of options should not exceed 225,000, subject to adjust-ments for subdivisions, stock splits, dividends, combinations of shares, recapitalizations, or other changes in the outstanding Common Stock of the Company. Any such adjustment will be made by the Board.

Eligible Participants

          Key employees, officers and directors of the Company or a subsid-iary are eligible to receive options under the 1994 Plan, including the President and five Executive Vice Presidents of the Company and Vermont Na-tional Bank. Approximately 30 individuals would have been eligible to re-ceive options under the 1994 Plan on January 1, 1994.

Material Features of the 1994 Plan

          Until the 1994 Plan is terminated or the number of shares re-served for options is exhausted, the Compensation Committee may grant all such options to those eligible participants ("Optionees") as the Compensa-tion Committee determines appropriate. All Optionees are required to exe-cute an option agreement within ten days of the date the option was granted. The Compensation Committee determines the duration of any option, subject to certain limitations. Optionees cannot transfer their options (except by will or laws of descent or distribution).

          The price at which the shares of Common Stock subject to an op-tion may be purchased shall be determined by the Compensation Committee, but this price can never be less than 100% (or 110% for any ten percent owner of the capital stock of the Company pursuant to an incentive stock option) of the reported sales price, or, if no such sale takes place on that day, the average of the reported closing bid and asked prices, as re-ported on the NASDAQ National Market System.

          Options shall be exercised by notifying the Company of the number of shares of Common Stock under the option to be exercised, together with the payment of the purchase price thereof. Payment may be made in cash, cash equivalents, or, in certain circumstances, through a "cashless exer-cise" procedure through which a broker retained by the Optionee transmits the entire purchase price to the Company, and such broker retains that num-ber of shares of Common Stock which would have been issued to the Optionee with a fair market value equal to the purchase price. The broker then shall deliver the remainder of the shares to the Optionee.

          In the event that any Optionee's employment with the Company is terminated, or such Optionee retires, the option expires three (3) months after such termination or retirement (unless it has already expired under the terms of the option). Generally, upon the death of an Optionee, the option will terminate one year following his or her death.

          Options may contain terms to the effect that if the Optionee is terminated from employment for certain reasons, the option terminates imme-diately.

          Shares of Common Stock acquired by an Optionee pursuant to the 1994 Plan cannot be transferred without the prior consent of the Compensa-tion Committee. The Company also has the right in certain circumstances to repurchase such shares.

Administration

          The  Compensation Committee has full power to administer the 1994
Plan.   The Compensation Committee's interpretation and construction of the
1994 Plan is final and conclusive.

          The Board may at any time and from time to time modify, revise or terminate the 1994 Plan, except that, without the further approval of the shareholders of the Company, no modification or revision may materially in-crease the benefits granted to the Optionees, change the number of shares reserved for purchase, reduce the purchase price per share, or change the class of persons eligible to receive incentive stock options. The Board shall have the right to terminate the 1994 Plan at any time. Unless termi-nated earlier, the 1994 Plan shall continue in effect through July, 2004.

          Adoption of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. The Board of Directors of the Company recommends that you vote "FOR" the approval and ratification of the 1994 Plan. Shares of Company Common Stock which are present in person or by proxy but abstain from voting at the Meeting will be included for purposes of determining a quorum at the Meeting. Shares of Common Stock represented by "broker non-votes" will be treated as present for purposes of determining a quorum. Under applicable Delaware law, in determining whether this proposal has received the requisite number of af-firmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against this proposal. "Broker non-votes" are proxies with respect to shares held in record name by brokers or nomi-nees, as to which (i) instructions have not been received from the benefi-cial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such capacity, or
(iii) the record holder has indicated on the proxy card or otherwise noti-fied the Company, as the case may be, that it does not have authority to vote such shares on that matter."

                         MANAGEMENT OF THE COMPANY

Stock Ownership of Management

          The following table sets forth the name and address of each di-rector, nominee for director or executive officer of the Company, his or her age and principal occupation, all positions or offices held by such in-dividual within the Company, the year in which he or she first became a di-rector of the Company or its predecessors, the number of whole shares of
Common Stock of the Company beneficially owned by each at the close of business on July 8, 1994, and the percent of class so owned. The business address of each of the directors, nominees and executive officers is the Company's address except as otherwise noted. It is anticipated that each of the nominees will continue to act as Directors of VNB and/or USB. No family relationship exists between any director or persons nominated by the Company to become directors.

                                         Class and    Shares of    Percent
      Name, Age and Principal            Year First  Common Stock    of
    Occupation or Employment and           Became    Beneficially  Common
    Offices held with the Company(1)      Director     Owned(2)     Stock

Anthony F. Abatiell (54) . . . . . . . . .     III      65,349(3)     1.40%
  Attorney, Partner, Abatiell, Wysolmerski &  1982
  Valerio Law Offices, Rutland, VT

Zane V. Akins (53)*. . . . . . . . . . . .        I      1,378(4)     0.03%
  President, Akins & Associates; President &    1987
  Director, Anitech International., Inc.,
  Brattleboro, VT

Charles A. Cairns (52)*. . . . . . . . . .        I      3,845(5)     0.08%
  President, Champlain Oil Co., Inc. and        1986
  Coco Mart, Inc., South Burlington, VT

Robert C. Cody (69). . .  . . . . . . . .        II     14,963(6)     0.32%
  President, Cody Chevrolet, Inc.; Chairman,    1974
  Cody Management Associates (Real Estate
  Ownership & Management), Montpelier, VT

Allyn W. Coombs (59) . . . . . . . . . . .        II     6,836(7)     0.15%
  Owner, Mount Holyoke Realty Trust (Real        1994
  Estate Development & Management),
  Greenfield, MA

Beverly G. Davidson (62)*. . . . . . . . .         I     2,380(8)     0.05%
  Secretary, Treasurer of RCAS, Inc.,            1980
  (Vermont State Fair); Treasurer, N.M.&B.
  Ltd. (Nutrisystem Weight Control), Rutland, VT

James E. Griffin (66). . . . . . . . . . .        II     2,540(9)     0.05%
  President, J. R. Resources, Inc.               1972
  (Business Consultants), Rutland, VT

John D. Hashagen, Jr. (52)*. . . . . . . .         I    12,185(10)    0.26%
  President & Chief Executive Officer of         1987
  Vermont Financial Services Corp.,
  Brattleboro; President & Chief Executive
  Officer, Vermont National Bank,
  Brattleboro, VT

Francis L. Lemay (61). . . . . . . . . . .       III    59,031(11)    1.27%
  President & Chief Executive Officer and        1994
  Chairman, United Savings Bank, Greenfield, MA

Daniel C. Lyons (63) . . . . . . . . . . .        II     9,712(12)    0.21%
  Lyons Pontiac-Cadillac GMC Trucks; Toyota,     1974
  Inc., Berlin, VT

Kimball E. Mann (59)*. . . . . . . . . . .         I    11,013(13)    0.24%
  President, J. E. Mann, Inc., (Women's          1969
  Department Store), Brattleboro, VT

Stephan A. Morse (47). . . . . . . . . . .        II     4,648(14)    0.10%
  President and CEO, The Windham Foundation,     1986
  Inc., Grafton, VT

Donald E. O'Brien (68) . . . . . . . . . .       III     4,516(15)    0.10%
  Attorney, Burlington, VT                       1978

Roger M. Pike (53) . . . . . . . . . . . .       III     6,647(16)    0.14%
  Vice President, Kinney, Pike, Bell &           1980
  Conner, Inc. (Insurance), Rutland, VT

Mark W. Richards (48). . . . . . . . . . .       III    24,142(17)    0.52%
  President, Richards, Gates, Hoffman            1988
  & Clay (Insurance), Brattleboro, VT

Executive Officers

W. Bruce Fenn (52) . . . . . . . . .  . .                6,257(18)    0.13%
  Executive Vice President, VNB Regional
  Banking Executive

Richard O. Madden (46) . . . . . . . . . .               2,135(19)    0.05%
  Executive Vice President, Treasurer and
  Secretary

Robert G. Soucy (48) . . . . . . .. . . .                9,117(20)    0.20%
  Executive Vice President, VNB Senior
  Banking Executive
__________

          *    Nominee for election at 1994 Annual Meeting

 (1) During the past five years, the principal occupation and employ-ment of each director and executive officer has been as set forth above, except as follows: Francis L. Lemay was President & Chief Executive Officer and Chairman of West Mass Bankshares, Inc. until June 14, 1994; Zane V. Akins was Chief Executive Officer, Holstein-Friesian Association of Ameri-ca; Executive Vice President Holstein-Friesian Services, Inc., (Cattle Reg-istration) until December 31, 1990; Richard O. Madden became Secretary of the Company on May 1, 1993; Robert G. Soucy became Executive Vice President of the Company in July 1992.

 (2) Beneficial ownership means sole voting and investment powers, un-less otherwise noted.

 (3) Includes 813 shares held jointly with a family member in which Mr. Abatiell shares voting and investment power. Also includes 60,192 shares held in a custodial capacity in VNB's trust department in which Mr. Abatiell has sole voting and investment powers. Does not include options to acquire 1,000 additional shares, exercisable within sixty (60) days, pursuant to the Directors' Non-Qualified Stock Option Plan.

 (4) Does not include options to acquire 1,000 shares, exercisable within sixty (60) days, pursuant to the Directors' Non-Qualified Stock Op-tion Plan.

 (5) Does not include options to acquire 1,000 shares, exercisable within sixty (60) days, pursuant to the Directors' Non-Qualified Stock Op-tion Plan.

 (6) Includes 10,149 shares held jointly with a family member in which Mr. Cody shares voting and investment powers. Does not include options to acquire 1,000 shares, exercisable within sixty (60) days, pursuant to the Directors' Non-Qualified Stock Option Plan.

 (7) Includes 6,836 shares held jointly with a family member in which Mr. Coombs shares voting and investment powers.

 (8)      Mrs.  Davidson  shares  voting  and investment  powers  on  2,365 shares. Does not include options to acquire 1,000 shares, exercisable within sixty (60) days, pursuant to the Directors' Non-Qualified Stock Op-tion Plan.

 (9) Does not include options to acquire 1,000 shares, exercisable within sixty (60) days, pursuant to the Directors' Non-Qualified Stock Op-tion Plan.

(10) Includes 224 shares held by a family member in which Mr. Hashagen has no voting or investment powers and as to which Mr. Hashagen disclaims beneficial ownership. Also includes 200 shares held in the name of Green Mountain Investment Club in which Mr. Hashagen shares voting and investment powers and 7,154 shares held in the VNB Profit Sharing Plan. Does not in-clude options to acquire 5,000 shares, exercisable within sixty (60) days, pursuant to the Officers' Non-Qualified Stock Option Plan.

(11) Includes 59,031 shares held jointly with family members in which Mr. Lemay shares voting and investment powers. Does not include options to acquire 50,000 shares, exercisable within sixty (60) days, pursuant to the Directors Non-Qualified Stock Option Plan.

(12) Includes 2,512 shares held jointly with a family member in which Mr. Lyons shares voting and investment powers. Also includes 7,206 shares held by a family member in which Mr. Lyons has no voting or investment pow-ers and in which Mr. Lyons disclaims beneficial ownership. Does not in-clude options to acquire 1,000 shares, exercisable within sixty (60) days, pursuant to the Directors' Non-Qualified Stock Option Plan.

(13) Includes 9,379 shares held jointly with a family member in which Mr. Mann shares voting and investment powers. Also includes 814 shares held by a family member in which Mr. Mann has no voting or investment pow-ers and as to which Mr. Mann disclaims beneficial ownership. Does not in-clude options to acquire 1,000 shares, exercisable within sixty (60) days, pursuant to the Directors' Non-Qualified Stock Option Plan.

(14) Includes 2,507 shares held jointly with a family member. Also includes 505 shares held by a family member in which Mr. Morse has no vot-ing or investment powers and as to which Mr. Morse disclaims beneficial ownership. Does not include options to acquire 1,000 shares, exercisable within sixty (60) days, pursuant to the Directors' Non-Qualified Stock Op-tion Plan.

(15) Does not include options to acquire 1,000 shares, exercisable within sixty (60) days, pursuant to the Directors' Non-Qualified Stock Op-tion Plan.

(16) Includes 777 shares held jointly with family members and 1,125 shares held by Kinney, Pike, Bell & Conner, Inc. in which Mr. Pike shares voting and investment powers. Also includes 997 shares held by a family member in which Mr. Pike has no voting power and as to which Mr. Pike dis-claims beneficial ownership. Does not include options to acquire 1,000 shares, exercisable within sixty (60) days, pursuant to the Directors' Non-Qualified Stock Option Plan.

(17) Includes 24,142 shares held jointly with family members in which Mr. Richards shares voting and investment powers. Does not include options to acquire 1,000 shares, exercisable within sixty (60) days, pursuant to the Directors' Non-Qualified Stock Option Plan.

(18) Includes 96 shares in which Mr. Fenn has no voting or investment powers. Also includes 1,667 shares held jointly with a family member in which Mr. Fenn shares voting and investment powers, and 4,494 shares in the VNB Profit Sharing Plan. Does not include options to acquire 4,000 shares exercisable within sixty (60) days pursuant to the Officers Non-Qualified Stock Option Plan.

(19)      Includes 26 shares held jointly with a family member in which Mr.
Madden  shares  voting and investment powers.   Also includes 2,109  shares
held in the VNB Profit Sharing Plan.

(20) Includes 346 shares held by a family member in which Mr. Soucy has no voting or investment powers. Also includes 484 shares held jointly with family members in which Mr. Soucy shares voting and investment powers and 3,754 shares in the VNB Profit Sharing Plan. Does not include options to acquire 4,000 shares, exercisable within sixty (60) days pursuant to the Officers Non-Qualified Stock Option Plan.

          On July 8, 1994, the directors and officers of the Company as a group (20) had beneficial ownership of 255,049 shares of Company Common Stock, amounting to 5.5% of the outstanding shares. This does not include options to acquire 98,000 shares, or 2.1% of the outstanding shares, exer-cisable within sixty (60) days, pursuant to the Directors' and Officers' Non-Qualified Stock Options Plans.

Directors' Non-Qualified Stock Option Plan

          The Company maintains a Directors' Non-Qualified Stock Option Plan under which Directors have been granted options to acquire an aggre-gate of 12,000 shares of the Company's Common Stock at a price of $19 per share. The exercise price of these options was equal to the fair market value of the Company's Common Stock on the date of grant. All options are exercisable for a period of five years from the date of grant.

Attendance of Directors

          The Board of Directors met fifteen (15) times during calendar year 1993. During 1993, all directors of the Company attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Direc-tors of the Company, and (2) the total number of meetings held by all committees and subcommittees of the Board of Directors of the Company on which he or she served.

Certain Committees

          The management of the Company is the responsibility of the Board of Directors. In carrying out this responsibility, the Board is authorized to establish certain committees with the duties described below. In 1993, the Board of Directors of the Company held 15 meetings.

          The Company has an Executive Committee which has nominating du-ties and had compensation duties until October, 1993 (see "Compensation Committee Report" following). Directors serving on the Executive Committee during 1993 were Anthony F. Abatiell, Zane V. Akins, Robert C. Cody, Bever-ly G. Davidson, John D. Hashagen, Jr. (President & CEO), Daniel C. Lyons, Kimball E. Mann and Roger M. Pike. The Committee met 12 times during 1993. The Executive Committee determines personnel policies and has authority to appoint officers and to fix their compensation until the next meeting of the Board of Directors. The Committee also considers nominees for election to the Board of Directors. Shareholders who wish to suggest qualified can-didates should write to the Secretary of the Company at 100 Main Street, Brattleboro, Vermont 05301, stating in detail the qualifications of such persons for consideration by the Committee, together with all other infor-mation specified in the Company's By-Laws. Nominations must be received by the Secretary not less than 60 days nor more than 90 days prior to the meeting; but if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, nominations must be received within 10 days of the date the notice of the meeting was mailed or such public disclosure was made, whichever occurs first.

          The Company has an Audit Committee whose members are appointed annually by the Board of Directors. During 1993, these Directors served on the Audit Committee: Charles A. Cairns, Daniel C. Lyons, Stephan A. Morse, Donald E. O'Brien and Mark W. Richards.

Compensation of Directors

          Each director who is not an officer of VFSC, VNB or USB receives an annual retainer of $4,800 and, in addition, a $400 fee for each regular monthly Board of Directors' meeting attended, and a $300 fee for each meet-ing of a committee of the Board he or she attends.

Compensation Committee Report

          The Board of Directors at its October, 1993 meeting appointed a Compensation Committee composed of four non-employee directors: Charles A. Cairns, Chairman, Anthony F. Abatiell, James E. Griffin and Daniel C. Ly-ons. This Committee was given the responsibility for evaluating the per-formance of the executive officers of the Company, including the Chief Ex-ecutive Officer, and for setting their compensation, subject to approval by the full Board of Directors.

          Prior to the establishment of the Compensation Committee, the Ex-ecutive Committee of the Board of Directors served as the Company's Compen-sation Committee fulfilling the responsibilities described above. Therefore, it was the Executive Committee, that evaluated the performance of the executive officers of the Company and set their compensation levels for 1993. In its compensation review the Committee considered the follow-ing factors:

          o    The individual performance of each executive officer

          o The compensation levels of similar executives at comparable banking companies in Vermont and in the Northeast region

          o    The trend and level of the Company's earnings performance

          o The Company's return to it stockholders, including stock price performance and cash dividends paid.

Although the total compensation of the Company's executive officers was be-low that of similar executives at comparable banking companies in its peer group, the Committee decided not to grant increases in base salaries for 1993 due to the Company's below standard earnings level and stock perfor-mance. Robert G. Soucy received an increase in base salary in July, 1992 when he was elected an Executive Vice President of the Company and given additional management responsibilities. Richard O. Madden received an in-crease in base salary in May, 1993 when he assumed additional management responsibilities.

          In lieu of any base salary increases the Committee approved a 1993 Executive Management Incentive Plan whereby the executive officers could receive a cash incentive payment ranging from 2% to 4% of base salary if earnings objectives were met. The objectives were met and the 1993 in-centive payments were made to the executive officers.

          Since its inception in October, 1993, the Compensation Committee has met six times for the purpose of reviewing the Company's executive com-pensation policies and practices and recommended to the full Board of Di-rectors a comprehensive Executive Compensation Plan. Its principal objec-tives in determining the plan are:

          o    To attract and retain quality management

          o To increase management's focus on maximizing current earn-ings

          o To increase management's focus on enhancing long term stock-holder value

The Compensation Committee has retained The Wyatt Company to assist in the establishment of the Plan. Representatives of The Wyatt Company have at-tended Committee meetings, have consulted with the Committee by telephone and have provided peer group information and written recommendations to the Committee.

          Based on the recommendations of The Wyatt Company and its own de-liberations, the Committee has determined that the Executive Compensation Plan shall consist of the following three key elements: Base Salary; an Annual Incentive Plan and a Stock Option Plan. The policies with respect to each of these elements are described below.

          The Base Salaries of executive officers will be targeted to be somewhat below the median of the northeastern banking company peer group used for comparison. Base salaries will be reviewed annually and increases may be granted based on individual performance, the Company's performance and peer group salary levels.

          The Annual Incentive Plan will provide for annual cash incentive payments based on the Company or subsidiaries meeting annual objectives for return on average assets. The range of possible incentive payments for 1994 has been set at 5% to 20% of base salary for all executive officers.

          The Compensation Committee has approved a Vermont Financial Ser-vices Corp. 1994 Stock Option Plan subject to ratification by the Company's stockholders. This Plan provides for awards of stock options to executive officers within the terms of the Plan at the discretion of the Compensation Committee. (See "1994 Stock Option Plan" section above).

The Compensation Committee
Charles A. Cairns, Chairman
Anthony F. Abatiell
James E. Griffin
Daniel C. Lyons

Executive Officers

     The following tables contain three-year summary of the total compensa-tion paid to the CEO of the Company and the other four executive officers whose salary and bonus exceeded $100,000 in 1993.

I.   SUMMARY COMPENSATION TABLE

                                                     Long Term Compensation
            Annual Compensation                      Awards         Payouts
   (a)             (b)     (c)      (d)    (e)    (f)     (g)       (h)  (i)

                                         Other  Restric-                All
                                         Annual   ted            LTIP  Other
Name and                                 Compen- Stock  Options/ Pay  Compen-
Principal               Salary   Bonus   sation Awards  SARs     outs sations
Position         Year      $        $      $(1)     $    #       $      $

John D. Hashagen 1993 $184,000  $7,360  $25,785  N/A 5,000 sh   N/A  $2,249(2)
President and    1992  184,000    N/A     4,685  N/A   N/A      N/A    N/A
Chief Executive  1991  184,000    N/A     4,602  N/A   N/A      N/A    N/A
Officer

Francis L. Lemay 1993 $195,338  $33,500    N/A   N/A   N/A      N/A $20,675(3)
Chairman, USB    1992  183,531    N/A      N/A   N/A   N/A      N/A   9,325(3)
Pres & Chief     1991  175,225    N/A      N/A   N/A   N/A      N/A   5,779(3)
Executive Officer

Richard O. Madden1993 $ 99,209  $4,040  $12,760  N/A   N/A      N/A  $1,488(2)
Exec. Vice Pres. 1992   96,000    N/A     1,786  N/A   N/A      N/A    N/A
Tres. Secretary  1991   96,000    N/A     1,634  N/A   N/A      N/A    N/A

Robert G. Soucy  1993 $110,000  $4,400  $15,732  N/A  4,000 sh  N/A  $1,100(2)
Exec. Vice Pres. 1992  105,671    N/A     2,339  N/A   N/A      N/A    N/A
VNB, Senior      1991  101,000    N/A     2,167  N/A   N/A      N/A    N/A
Banking Executive

W. Bruce Fenn    1993 $105,000  $2,100  $17,717  N/A  4,000 sh  N/A  $1,575(2)
Exec. Vice Pres. 1992  105,000    N/A     3,347  N/A   N/A      N/A    N/A
VNB Regional     1991  105,000    N/A     3,119  N/A   N/A      N/A    N/A
Banking Executive

(1) In December, 1993 the discount rate used to compute the liability under the officers' deferred compensation plan (See "Deferred Compen-sation Agreements" following) was reduced from 9% to 7-1/2%. The associated expenses attributable to Messrs.. Hashagen, Madden, Soucy and Fenn due to this change were $19,597, $10,799, $12,211 and $13,998, respectively.

(2) Represents the 25% Company match of the respective employees' 401k contribution.

(3) Represents the market value as of December 31 of each year of the shares allocated to the officers account under the USB ESOP plan for the respective year.



II.  OPTION/SAR GRANTS TABLE

                      Option/SAR Grants in Last Fiscal Year

                                                          Potential Realizable
                                                            Value at Assumed
                                                            Annual Rates of
                                                              Stock Price
                                                              Appreciation
                    Individual Grants                       for Option Term (1)
  (a)            (b)         (c)           (d)     (e)         (f)      (g)
                              % of
                             Total
                             Options/
                              SARs
                 # of       Granted to  Exercise
              Securities     Employees  or base   Expira-
              Underlying     in Fiscal   Price     tion
  Name      Options Granted    Year      ($/Sh)    Date       5%($)      10%($)


John D.
Hashagen         5,000         13.9      $19.00   10/13/98   $26,247   $57,998


Francis L.
Lemay                0          0          N/A      N/A         N/A       N/A


Richard O.
Madden               0          0          N/A      N/A         N/A       N/A


Robert G.
Soucy            4,000         11.1       19.00   10/13/98    20,997    46,399


W. Bruce
Fenn             4,000         11.1       19.00   10/13/98    20,997    46,399

(1) The assumed growth rates in price in the Company's stock are not nec-essarily indicative of actual performance that may be expected.


III. OPTION EXERCISES AND YEAR-END VALUE TABLE

Aggregated Option Exercises in Last Fiscal Year, and FY-End Option Value

   (a)               (b)          (c)               (d)             (e)
                                                  Number of      Value of
                                                  Securities     Unexercised
                                                  Underlying     In-the-Money
                                                  Unexercised    Options at
                                                  Options at     FY-End ($)
                                                  FY-End (#)
                Shares Acquired     Value         Exercisable/   Exercisable/
  Name          on Exercise (#)  Realized ($)     Unexercisable  Unexercisable


John D.
Hashagen          N/A               N/A             5,000/0           $0

Francis L.
Lemay            9,000            $33,750          60,000/0      $465,000/$0 (2)

Richard O.
Madden            N/A               N/A                 0/0            $0

Robert G.
Soucy             N/A               N/A             4,000/0            $0

W. Bruce
Fenn              N/A               N/A             4,000/0            $0

(1) Represents the difference between the aggregate exercise price and the aggregate market value on the date of the exercise.

(2) Represents the difference between the aggregate exercise price and the aggregate market value as of December 31, 1993.

Performance Graph

          The following graph compares the cumulative total shareholder re-turn (return) of the shareholders of Vermont Financial Services Corp.
(VFSC) to the return of the NASDAQ Stock Market U. S. Index (NASDAQ), which is a broad-based market index, and to the return of the NASDAQ Bank Stock Index (NBS), a national peer group index.







Assumes $100 invested on December 31, 1988 in the common stock of VFSC, NASDAQ and NBS

*  Total return assumes reinvestment of dividends.
** Fiscal year ending December 31.

                    Table of Graph Points in Performance Graph
                          Investment Value at December 31,
               1988      1989      1990      1991      1992      1993
     VFSC      $100    $ 97.99   $ 41.60   $ 58.54   $ 95.51   $108.29
     NASDAQ     100     121.24    102.96    165.21    192.10    219.21
     NBS        100     111.15     81.40    133.57    194.19    221.32

Deferred Compensation Agreements

          VNB has entered into Executive Deferred Compensation Agreements with certain officers, including Mr. Hashagen and the other executive offi-cers in the group referred to in the above table. The agreements provide for monthly payments for a ten-year period from retirement after age 60 but before age 65, and for a fifteen-year period from retirement after age 65, subject to certain conditions. The conditions include the requirements that the officer refrain from competitive activities, be available for cer-tain advisory and consulting services subsequent to retirement and continue in the employment of VNB until retirement. The agreements also provide for payments upon disability prior to retirement and payments to beneficiaries of the officers under certain circumstances. Mr. Hashagen's agreement pro-vides for payments in the amount of $1,944.44 per month, and the agreements of Messrs. Madden, Soucy and Fenn provide for payments of $1,388.89 per month. Vermont National Bank has purchased life insurance policies on the lives of these officers which, in effect, will provide the funds to make payments to reimburse VNB for payments made under the agreements.

          Mr. Lemay is covered under a Supplemental Executive Retirement Plan (SERP) which is designed to augment his retirement benefit from USB's pension plan and his social security benefit so that his aggregate retire-ment benefit will approximate 70% of his highest 3-year average salary pri-or to retirement. Under the terms of his SERP, it is anticipated that Mr. Lemay will receive an annual supplemental retirement benefit of $50,656 at age 65.

Management Continuity Agreements

          The Company and VNB have entered into agreements with VNB's six executive officers, Messrs. Hashagen, Madden, Soucy, Fenn, Dunham and George which provide for the payment of certain severance benefits if such officer's employment with the Company or VNB is terminated within thirty-six months after a change of control of the Company or VNB. The agreements provide for severance payments to Mr. Hashagen equal to 250% of his base salary upon termination after a change of control and for payments to each of the other executive officers equal to 200% of his base salary upon ter-mination after a change of control as defined in the agreements.

          The management continuity agreements do not provide for severance benefits in instances where termination is due to death, disability or re-tirement. Further, no benefits are payable in instances of termination for cause, or after a change of control if the officer voluntarily terminates his employment with both the Company and VNB, unless such termination is for a "good reason" as defined in the agreements.

          Severance benefits payable in the event of a qualifying termina-tion after a change of control are to be paid in equal consecutive biweekly installments. If severance payments due in the event of termination after a change of control were payable to each of the executive officers on the date of this filing, the aggregate amount of such severance payments would be $1,540,000. These severance payments are subject to up to a 50% reduc-tion if the officer works for or participates in the management, operation or control of a commercial or savings bank, or bank holding company, which does business in Vermont, unless such officer's activities are substantial-ly outside Vermont. Additionally, the officer will be entitled to continu-ation of life, disability, accident and health insurance benefits and a cash adjustment to compensate the executive for the market value of any stock options under the Company's Officers' or Directors' Non-Qualified Stock Option Plans in excess of their exercise price.

          The agreements contain each officer's undertaking to remain in the employ of the Company and VNB if a potential change of control occurs until the earlier of six months, retirement (at normal age), disability or the occurrence of a change of control.

          Similar agreements have been executed by certain employees of VNB and the Company which provide for severance payments ranging from 100% to 150% of the employee's base salary upon termination after a change in control.

          The Company and USB have entered into agreements with USB's five executive officers, Messrs. Lemay, Cole, Neill, Phillips and Noska. It was agreed that Mr. Lemay will be President and Chief Executive Officer of USB until December 31, 1994. Thereafter, the Company has agreed that Mr. Lemay shall continue as Chairman and a Director of USB until December 31, 1997. Mr. Lemay's contract also provides that he will serve as a consultant to the Company from December 31, 1994 through December 31, 1997. Mr. Lemay's base salary under the foregoing agreement until December 31, 1994 is $219,000. His compensation for consulting services after December 31, 1994 is to be $25,000 per year. Mr. Lemay is also on the Company's Board of Di-rectors. Currently, each director of the Company who is not an officer of the Company or a subsidiary receives an annual retainer of $4,800 and, in addition, a $400 fee for each regular monthly Board meeting attended as well as a $300 fee for each meeting of a committee of the Board attended. Mr. Lemay will not receive any such director's fees while serving as an op-erating officer of USB.

          Additionally, the Company and USB have entered into agreements to employ the following USB officers: Kenneth R. Cole as Senior Vice Presi-dent & Treasurer of USB; James Neill as Senior Vice President of USB; and Robert W. Phillips and Matthew W. Noska as Vice Presidents of USB. Under these agreements, Mr. Cole is to receive a base salary of $82,500, Mr. Neill a base salary of $76,300, Mr. Phillips a base salary of $59,700 and Mr. Noska a base salary of $52,000, all subject to annual increases. Each agreement is to expire May, 1997, except that Mr. Noska's agreement is to expire May, 1995.

          In addition to and as part of the foregoing agreements, Messrs. Cole, Neill, Phillips and Noska have entered management continuity agree-ments which are similar in form to agreements currently in force between the Company and VNB and their senior officers. Each agreement's term ends on January 31, 1995 and is automatically renewable thereafter unless the Company and USB elect not to renew it. Under the management continuity agreements, the above officers would be entitled to the following severance payments if terminated under certain circumstances after a change of con-trol of the Company or USB: Messrs. Cole, Phillips and Neill - 200% of base salary at the time of termination; Mr. Noska - 100% of base salary at the time of termination.

          The management continuity agreements define a "change of control" as (i) the acquisition by a person or group of 25% of the combined voting power of the Company's or USB's then outstanding securities; (ii) during any two-year period those persons, who at the beginning of such period were members of the Company's or USB's Board of Directors and any new director whose election was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination was previously so approved, cease to con-stitute a majority of such board; or (iii) the stockholders of the Company or USB approve a merger or consolidation of the Company or USB which would result in such stockholders holding less than 70% of the combined voting power of the surviving entity immediately thereafter, or if such stockhold-ers approve the sale of all or substantially all of the assets of the Com-pany or USB.

          The management continuity agreements do not provide for severance benefits in instances where termination is due to death, disability or re-tirement. Further, no benefits are payable in instances of termination for cause, defined as (i) the willful and continued failure of the officer to perform his duties and (ii) willful conduct materially injurious to the Company or USB.

Profit-Sharing Plan

          Each employee of VNB, including executive officers, becomes eli-gible to participate in the Bank's Profit-Sharing Plan on January 1 of the Plan year in which he or she completes one full year of continuous service of 1,000 hours or more. Upon completion of three years of continuous ser-vice, a participant becomes 30% vested, increasing to 40% after four years, 60% after five years, 80% after six years, and fully vested after seven years. Vested participants may elect to receive, in cash, up to 50% of their annual allocation of the Bank's contribution to the Profit-Sharing Plan. Vested amounts not so received in cash are distributed to partici-pants upon their retirement or earlier upon termination of employment. During 1993, the Bank did not make a contribution to the Profit-Sharing Plan.

Retirement Plan

          The VNB Retirement Plan covers substantially all eligible employ-ees of the Bank, including officers, and provides for payment of retirement benefits generally based upon an employee's years of credited service with the Bank and his or her salary level, reduced by a portion of the Social Security benefits to which it is estimated the employee will be entitled.

          The following table represents estimated annual benefits upon re-tirement at age 65 to employees at specified salary levels (based upon the average annual rate of salary during the highest five years within the fi-nal ten years of employment) at stated years of service with the Bank. The amounts shown are after deduction of estimates for Social Security reduc-tions based on the Social Security law as of January 1, 1994.

                     Estimated Annual Benefits at Retirement
                          by Specified Remuneration and
                         Years of Service Classification

                                   Years of Service
Final Average
Compensation       5         10         15         20         25

$  20,000        1,516      3,031      4,547      6,062      7,578
   40,000        3,515      7,030     10,544     14,059     17,574
   60,000        5,824     11,647     17,471     23,294     29,118
   80,000        8,224     16,447     24,671     32,894     41,118
  100,000       10,624     21,247     31,871     42,494     53,118
  120,000       13,024     26,047     39,071     52,094     65,118
  140,000       15,424     30,847     46,271     61,694     77,118
  160,000 *     17,824     35,647     53,471     71,294     89,118
  180,000 *     20,224     40,447     60,671     80,894    101,118
  200,000 *     22,624     45,247     67,871     90,494    113,118
  220,000 *     25,024     50,047     75,071    100,094    125,118 *
  240,000 *     27,424     54,847     82,271    109,694    137,118 *
  260,000 *     29,824     59,647     89,471    119,294 *  149,118 *

* Under current regulations of the Internal Revenue Code, the maxi-mum annual benefit payable from a defined benefit plan during 1994 is $118,800 payable as a life annuity for retirements at age 65. In addition, the maximum annual compensation may not exceed $150,000. The amounts shown above in excess of $118,800 and those using compensation in excess of $150,000 are shown for exhibit purposes only.

          The description of the Retirement Plan in this Proxy Statement is intended solely to provide shareholders of the Company with general infor-mation concerning the Plan as it relates to management remuneration. Under no circumstances should the description be construed as indicative of the rights of any particular employee, or as conferring any right upon any em-ployee, which rights will in all cases be determined by the appropriate le-gal documents governing the Plan.

          USB provides a retirement plan for all eligible employees through the Savings Bank Employees Retirement Association ("SBERA"), an unincorpo-rated association of savings banks operating within Massachusetts and other organizations providing services to or for savings banks, SBERA's sole pur-pose if to enable the participating employers to provide pensions and other benefits for their employees.

          Each employee age 21 or older who has completed at least 1,000 hours of service in the last 12 month period beginning with such employee's date of employment becomes a participant of the retirement plan. All par-ticipants are fully vested when they have been credited with three (3) years of service or at age 62 if earlier.

          The retirement plan is a qualified defined benefit plan which does not require an employee to make any contributions to become a partici-pant and earn benefits under the Plan. The benefits provide for a pension equal to 1.25% of Average Compensation (the average of the three highest consecutive years of Compensation) for each year of service up to 25 years, plus .6% of compensation above the Covered Compensation (defined below) for each year of Service up to 25 years. For example, under the above benefit formula, a Participant attaining age 65 in 1992 with 25 years of service, will be entitled to a benefit equal to 31.25% (1.25% x 25 years) of Average Compensation plus 15% (.6% x 25 years) of the difference (if any) between the participant's Average Compensation and the Covered Compensation for a participant turning age 65 in 1993 which is $22,716. Covered Compensation is the average of the 35 years of Social Security taxable wages up to and including the year in which a Participant reaches Social Security retire-ment age. Normal retirement age under the plan is 65; a reduced early re-tirement benefit is payable from age 50 to 65 under certain conditions. On December 31, 1993, the latest date for which retirement plan information is available, the present value of accumulated benefits was fully funded by the market value of plan assets. The Bank contributed $167,162.52 to the Pension Plan during 1993:

          The following table illustrates annual pension benefits for re-tirement at age 65 under the most advantageous plan provisions available for various levels of compensation and years of service. The figures in this table are based upon the assumption that the plan continues in its present form and certain other assumptions regarding compensation trends and social security.

                        Annual Pension Benefit Based on Years of Service
Average Compensation       10 years   15 years   20 years   25 years

   $ 60,000                $ 9,737    $14,606    $19,474    $24,343
    100,000                 17,137     25,706     34,274     42,843
    200,000                 35,637     53,456     71,274     89,093

_________________________

          As of December 31, 1993 Messrs. Lemay, Cole, and Neill had 38, 8 and 10 years of credited service, respectively.

Interest of Directors and Officers in Certain Transactions

          Some directors and officers of VNB, USB and the Company and their associates were customers of and had transactions with the Banks and the Company in the ordinary course of business during 1993. Additional trans-actions may be expected to take place in the ordinary course of business in the future. Some of the Company's directors are directors, officers, trustees, or principal security holders of corporations or other organiza-tions which were customers of or had transactions with the Bank in the or-dinary course of business during 1993. All outstanding loans and commit-ments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and col-lateral, as those prevailing at the time for comparable transactions with other person and did not involve more than the normal risk of collectibil-ity nor present other unfavorable features.

          In addition to banking and financial transactions, the Banks and the Company have had other transactions with, or used products or services of, various organizations of which directors of the Company are directors or officers. The amounts involved have in no case been material in rela-tion to the business of the Banks or the Company, and it is believed that they have not been material in relation to the business of such other orga-nizations or to the individuals concerned. It is expected that the Banks and the Company will continue to have similar transactions with, and use products or services or, such organizations in the future.


          Two directors of the Company are attorneys who have been retained in the past to represent VNB Bank or the Company in appropriate circum-stances. During 1993, no director was retained by the Banks or Company as legal counsel.


                       INDEPENDENT PUBLIC ACCOUNTANTS

          For several years, the Company has employed the accounting firm of Coopers & Lybrand to serve as tax consultants, to prepare annually its federal and state income tax returns, to conduct an annual examination of the Company and to certify its financial statements. It is anticipated that Coopers & Lybrand will be employed by the Company in 1994 to audit the consolidated financial statements of VNB and the Company, and for other services.

          Representatives of Coopers & Lybrand will be present at the Meet-ing, will have the opportunity to make a statement if they desire to do so, and will be available to respond to questions directed to them.

                                  OTHER MATTERS

          The Board of Directors knows of no business which will be pres-ented for consideration at the Meeting other than those items set forth in this Proxy Statement. The enclosed proxy confers upon each person entitled to vote the shares represented thereby discretionary authority to vote such shares in accordance with his or her best judgment with respect to any oth-er matter which may be properly presented for action at the meeting.

        SUBMISSION OF SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

          Shareholders who may desire to submit proposals for the consider-ation of the Company's shareholders at its Annual Meeting of Shareholders in 1994, scheduled to be held on April 25, 1995, will be required, pursuant to Rule 14a-8 of the Securities and Exchange Commission, to deliver the proposal to the Company on or prior to November 8, 1994.

                          EXPENSES OF SOLICITATION

          Solicitations of the proxies will be made initially by mail. The proxies may also be solicited personally by telephone or by telegraph by the directors, officers, and other employees of the Company, VNB or USB. The Company will bear the cost of printing, assembling, and mailing this Proxy Statement, the enclosed form of proxy, and the related proxy materi-als, and other charges and expenses incurred in connection with the solici-tation of the shareholders of the Company, including the expenses, charges, and fees of brokers, custodians, nominees, and other fiduciaries who, at the request of the management of the Company, mail material to, or other-wise communicate with, the beneficial owners of the shares of Common Stock of the Company held of record by such brokers, custodians, nominees, or other fiduciaries.

                                  ANNUAL REPORT

          A copy of the Company's Annual Report on Form 10k for the year ending December 31, 1993, as filed with the Securities & Exchange Commis-sion, may be obtained, without charge, by any shareholder of the Company on written request to the Treasurer of the Company, at the address indicated above.

          Your continued interest in and support of the Company is sincere-ly appreciated. Your management has prepared an interesting and informa-tional presentation about the Company's performance, and we urge you to at-tend the Annual Meeting. Please join us for a continental breakfast preceeding the meeting at 9:00 a.m.



                                        By Order of the Board of Directors



                                        John D. Hashagen, Jr., President


Brattleboro, Vermont
Dated:________________________